UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 24, 2005
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices, including zip code)

(336) 664-1233

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

            On March 24, 2005, the Board of Directors (the "Board") of RF Micro Devices, Inc. (the "Company"), upon recommendation of the Board's Compensation Committee, approved the accelerated vesting of certain unvested and "out-of-the-money" options held by current employees, executive officers and non-employee directors (the "Acceleration") that have been granted under the RF Micro Devices, Inc. 1992 Stock Option Plan, the 1997 Key Employees' Stock Option Plan of RF Micro Devices, Inc., the 1999 Stock Incentive Plan of RF Micro Devices, Inc., the 2003 Stock Incentive Plan of RF Micro Devices, Inc., the Nonemployee Directors' Stock Option Plan of RF Micro Devices, Inc. (as amended and restated through March 27, 2001), the RF Nitro Communications, Inc. 2001 Stock Incentive Plan (as amended and restated effective October 23, 2001) and the Resonext Communications, Inc. 1999 Stock Plan (as amended and restated effective December 19, 2002) (collectively, the "Plans").

            As a result of the Acceleration, the affected unvested options are those which had exercise prices of greater than $5.31 per share, which was the closing sales price of the Company's common stock on the Nasdaq National Market on March 24, 2005, the effective date of the Acceleration.  Pursuant to the Acceleration, options granted under the Plans to purchase approximately 10.2 million shares of the Company's common stock that would otherwise have vested at various times within the next four years became fully vested.  As a result of the Board's decision to approve the Acceleration, each option agreement underlying options subject to the Acceleration is deemed to be amended to reflect the Acceleration as of the effective date, but all other terms and conditions of each such option agreement remain in full force and effect.

            The decision to initiate the Acceleration under the Plans, which the Company believes to be in the best interest of the Company and its shareholders, was made primarily to reduce compensation expense that might be recorded in future periods following the Company's adoption on July 1, 2005 of Financial Accounting Standards Board ("FASB") Statement No. 123, "Share-Based Payment (revised 2004)" ("SFAS 123(R)").  The Company currently accounts for stock-based compensation using the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which the Company has not recognized any compensation expense for its stock option grants.  SFAS 123(R) will require the Company to record compensation expense equal to the fair value of all equity-based compensation over the vesting period of each such award.  As a result of the Acceleration under the Plans, the Company expects to reduce its aggregate compensation expense related to the Acceleration by a total of approximately $16.7 million before taxes, based on estimated value calculations using the Black-Scholes methodology (approximately $9.4 million in fiscal year 2006, approximately $5.3 million in fiscal year 2007, approximately $1.7 million in fiscal 2008 and approximately $0.3 million in fiscal 2009).  The Company will disclose the pro forma effect of this compensation expense in the pro forma footnote disclosure in its fiscal year 2005 annual report, as permitted under the transition guidance provided by the FASB.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

 By:/s/ William A. Priddy, Jr.

                                                                                      William A. Priddy, Jr.
                                                                                      Chief Financial Officer and
                                                                                      Vice President, Finance and Administration

Date:    March 29, 2005